Exhibit 99.1

KLA-Tencor Posts $27 Million in Net Income for Third Quarter of Fiscal 2003

    SAN JOSE, Calif.--(BUSINESS WIRE)--April 23, 2003--KLA-Tencor Corp. (Nasdaq:KLAC) today announced operating results for its third quarter of fiscal 2003, ended March 31, 2003. For the three-month period, the company posted net income of $27 million or $0.14 per share on revenue of $304 million versus $34 million or $0.17 per share on revenues of $357 million for the same period last year. When compared to the prior quarter, revenue decreased 9% from $335 million while net income decreased 6% from $29 million.
    For the nine-month period, the company posted net income of $108 million or $0.56 per share on revenues of $1.01 billion compared to earnings of $170 million or $0.86 per share and $1.26 billion in revenue in the first nine months of the previous fiscal year.
    According to Chief Executive Officer Ken Schroeder, the value KLA-Tencor brings to its customers and the company's operational excellence are reflected in the quarter's performance. "We're pleased to report that the book to ship ratio exceeded 1:1 for the first time in three quarters. Our net margin of 9% also improved quarter over quarter, despite a very tough environment. In addition, our cost reduction programs from previous periods and completion of some key engineering programs resulted in an 11% reduction in operating expenses quarter over quarter -- saving the company an additional $15 million."
    Schroeder added that KLA-Tencor continues to benefit from the technological leadership of its broad product portfolio, especially as customers become increasingly value oriented in allocating their capital dollars. "We continue to introduce breakthrough solutions -- such as our eCD 1 CD SEM and Archer Aim overlay tools introduced this quarter -- which deliver unparalleled capabilities for successful pattern transfer down to the 65 nm node. We believe the accelerated adoption of our new products demonstrates the strong customer confidence in our technology leadership as well the overall strength and reputation of KLA-Tencor."
    From a regional perspective, bookings during the quarter showed the largest percentage improvement in Taiwan and China. The U.S. and Japan remained steady with booking levels consistent with the previous quarter while Korea and Europe returned to a more normal percentage of total booking following a strong second quarter. The company ended the quarter with approximately six months of shipment backlog at current shipping levels.
    By quarter end, the company had increased total cash, cash equivalents and marketable securities by $89 million to a total of $1.4 billion with no long-term debt on the balance sheet. Inventory decreased $21 million to $269 million. Accounts receivable decreased by $26 million on lower shipments while DSO on shipments remained at 68 days. Gross margin of 48.5 percent decreased slightly from 48.9 percent in the previous quarter due primarily to a higher percentage of service revenue.

    Forward Looking Statements: Statements in this press release regarding technological leadership, market share and adoption, current order backlog and future cost-saving measures are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: delays or cancellations of orders by customers; shipments or acceptances; inability by the company to meet its production and/or product development schedules; the demand for semiconductors; and new and enhanced product offerings by competitors. For other factors that may cause actual results to differ from those projected, please refer to the company's Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission. Actual results could differ materially from those anticipated in forward-looking statements in this release as a result of certain factors, including those set forth in the risk factors described in the company's SEC filings.

    About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the Nasdaq National Market under the symbol KLAC. Additional information about the company is available on the Internet at http://www.kla-tencor.com

KLA-Tencor Corporation
CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

                                                March 31,    June 30,
                                                   2003        2002
                                               ----------- -----------
(In thousands)

ASSETS

Cash, short-term investments and marketable
  securities                                   $1,397,764  $1,333,583
Accounts receivable, net                          231,809     277,006
Inventories                                       268,521     323,016
Land, property and equipment, net                 387,249     300,560
Other assets                                      499,577     483,553
                                               ----------- -----------
         Total assets                          $2,784,920  $2,717,718
                                               =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                             $   30,144  $   52,988
  Deferred system profit                          179,707     193,852
  Unearned revenue                                 49,728      54,886
  Other current liabilities                       400,285     385,764
                                               ----------- -----------
         Total current liabilities                659,864     687,490
                                               ----------- -----------

Stockholders' equity:
  Common stock and capital in excess of par
    value                                         754,153     765,946
  Retained earnings                             1,367,527   1,259,695
  Accumulated other comprehensive income            3,376       4,587
                                               ----------- -----------
         Total stockholders' equity             2,125,056   2,030,228
                                               ----------- -----------
         Total liabilities and stockholders'
          equity                               $2,784,920  $2,717,718
                                               =========== ===========


KLA-Tencor Corporation
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

                          Three months ended      Nine months ended
                               March 31,               March 31,
                            2003        2002       2003        2002
                         ---------   --------- ----------- -----------
(In thousands, except per share data)

Revenues:
 Product                 $238,921    $306,584  $  819,504  $1,115,588
 Service                   65,377      50,524     195,232     148,500
                         ---------   --------- ----------- -----------
    Total revenues        304,298     357,108   1,014,736   1,264,088

Costs and operating
 expenses:
 Costs of goods sold      156,731     182,102     514,213     628,281
 Research and development  61,419      71,479     204,207     218,463
 Selling, general and
  administrative           60,548      66,430     196,078     219,674
 Non-recurring
  acquisition,
  restructuring
  and other, net               --          --      (9,402)         --
                         ---------   --------- ----------- -----------
     Total costs and
      operating expenses  278,698     320,011     905,096   1,066,418
                         ---------   --------- ----------- -----------

Income from operations     25,600      37,097     109,640     197,670

Interest income and
 other, net                10,372       9,050      32,244      31,603
                         ---------   --------- ----------- -----------

Income before income
 taxes                     35,972      46,147     141,884     229,273

Provision for income
 taxes                      8,633      11,998      34,052      59,611
                         ---------   --------- ----------- -----------

Net income               $ 27,339    $ 34,149  $  107,832  $  169,662
                         =========   ========= =========== ===========

Earnings per basic share:

 Net income              $   0.14    $   0.18  $     0.57  $     0.90
                         =========   ========= =========== ===========
Earnings per diluted share:

 Net income              $   0.14    $   0.17  $     0.56  $     0.86
                         =========   ========= =========== ===========

Weighted average number
  of shares:
 Basic                    190,064     187,443     189,511     187,557
                         =========   ========= =========== ===========
 Diluted                  194,393     197,669     194,121     196,168
                         =========   ========= =========== ===========

    CONTACT: KLA-Tencor Corp.
             John Kispert, 408/875-6224
             john.kispert@kla-tencor.com
             Cary Halsted, 408/875-4094 (Investment Community) cary.halsted@kla-tencor.com
             Kern Beare, 408/875-7039 (Media)
             kern.beare@kla-tencor.com